Aoxin Tianli Group, Inc. Reports Third Quarter 2016 Financial Results

WUHAN CITY, China, Nov. 10, 2016 /PRNewswire/ --

•	Company to Host Earnings Conference Call on Friday, November 11, 2016 at 8:00 a.m. ET

Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the third quarter ended September 30, 2016.

"As we previously announced, our hog farms in Wuhan City and some of the independently operated black hog farms in Enshi Prefecture suffered various levels of damage as torrential rains in July caused devastating flooding in Southern China with Wuhan being one of the hardest hit areas. Our third quarter results, with significant decreases in both revenues and margins, resulting in a net loss from continuing operations, reflected the impact of floods on our inventories and biological assets of $0.67 million, and related non-operating expenses of $1.70 million," said Mr. Wocheng Liu, Chairman and Co-Chief Executive Officer of Aoxin Tianli. "Despite the challenges caused by the floods, the momentum for our retail business remained strong, with revenues increasing by 65.8% year-over-year. We also started to sell our specialty black hog pork products through third-party online stores on Taobao.com, Meituan.com and the popular mobile app platform Wechat, as well as on leading group-buying web portal Ixiaop.com, setting us up for further growth in coming quarters."

Three Months Ended September 30, 2016 Financial Results

Revenues

	For the Three Months Ended September 30,
($ thousands, except per share data)	2016	2015	% Change
Revenues	$7,841	$9,177	-14.5%
Hog farming	7,326	8,866	-17.4%
Retail	515	311	65.8%
Gross margin	10.9%	31.1%	-20.1%
Operating margin	-1.1%	20.1%	NM
Net income (loss)	(2,833)	857	NM
Net income (loss) from continuing operations	(1,783)	1,103	NM
Gain (loss) from operations of discontinued component	(1,050)	(246)	NM
Net income for common shareholders	(2,707)	875	NM
Earnings (loss) per share	(0.35)	0.10	NM
Continuing operations	(0.22)	0.13	NM
Discontinued components	(0.13)	(0.03)	NM

Revenues for the third quarter of 2016 decreased by $1.34 million, or 14.5%, to $7.84 million from $9.18 million for the same period of last year. The decrease in revenues reflected the impact from the sale of two hog farms in the third quarter of 2015 and the impact of the floods in July and was partially offset by an increase in the average selling prices for black hogs.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $1.54 million, or 17.4%, to $7.33 million for the third quarter of 2016 from $8.87 million for the same period of last year. The Company sold a total of 30,500 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $240 per hog during the third quarter of 2016, compared to 36,265 hogs sold and a blended average selling price of $244 per hog for the same period of last year.

	For the Three Months Ended September 30,
	2016			2015
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	3,660	$248	$909	6,078	$276	$1,677
Market hogs- regular hogs	14,229	221	3,151	16,830	247	4,154
Market hogs- black hogs	12,611	259	3,266	13,357	227	3,034
Total Hog Farming	30,500	240	7,326	36,265	244	8,866

	Kilogram	Average Price/kg($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	108,390	$5	$515	56,195	$6	$311

Revenues for the third quarter of 2016 from regular breeder hog sales decreased by 45.8% to $0.91 million with the number of regular breeder hogs sold decreasing by 39.8% to 3,660 hogs and the average selling price of regular breeder hogs decreasing by 10.0% to $248 per hog. Revenues for the third quarter of 2016 from regular market hog sales decreased by 24.2% to $3.15 million as the number of regular market hogs sold decreased by 15.5% to 14,229 hogs while the average selling price of regular market hogs decreased by 10.3% to $221 per hog. Revenues for the third quarter of 2016 from black market hogs increased by 7.6% to $3.27 million with the number of black hogs sold decreasing by 5.6% to 12,611 hogs and the average selling price of black hogs increasing by 14.0% to $259 per hog.

We sold 108,390 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.52 million for the third quarter of 2016. This compares to 56,195 kilograms sold at approximately $6 per kilogram and revenues of $0.31 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $3.78 million in revenues from our black hog program for the third quarter of 2016, compared to $3.35 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months and nine months ended September 30, 2016 and 2015 based on the Company's decision to focus on the hog industry and sell both subsidiaries in the near future. OV Orange was sold on December 29, 2015. We have not found a buyer for Hang-ao as of today.

Gross profit

Cost of goods sold increased by $0.66 million, or 10.4%, to $6.98 million for the third quarter of 2016 from $6.32 million for the same period of last year. The increase in cost of goods sold was primarily due to the floods which occurred in the early July and caused a loss of approximately $0.50 million in our hog inventories and a loss of $0.16 million in our biological assets. Cost of goods sold for hog farming increased by $0.49 million, or 8.0%, to $6.59 million for the third quarter of 2016 from $6.10 million for the same period of last year. Cost of goods sold for retail increased by $0.17 million, or 77.5%, to $0.39 million for the third quarter of 2016 from $0.22 million for the same period of last year.

Overall gross profit decreased by $1.99 million, or 69.9%, to $0.86 million for the third quarter of 2016 from $2.85 million for the same period of last year.

Gross profits for hog farming and retail were $0.74 million and $0.12 million, respectively, for the third quarter of 2016, compared to $2.77 million and $0.09 million, respectively, for the same period of last year.

Overall gross margin was 10.9%, with gross margins for hog farming and retail of 10.0% and 23.5%, respectively, for the third quarter of 2016. This compared to overall gross margin of 31.1%, and gross margins for hog farming and retail of 31.2% and 28.6%, respectively, for the same period of last year.

Operating income(loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.06 million, or 5.8%, to $0.95 million for the third quarter of 2016 from $1.01 million for the same period of last year. The decrease was primarily the result of a decrease in our depreciation and amortization expenses from the disposal of our hog farms in 2015.

Operating loss for the third quarter of 2016 was $0.09 million, compared to operating income of $1.85 million for the same period of last year. Operating loss margin for the third quarter of 2016 was 1.1%, compared to operating income margin of 20.1% for the same period of last year.

Net income(loss)

Net loss was $2.83 million for the third quarter of 2016 primarily as a result of $1.70 million in booked expenses related to the floods in early July, compared to net income of $0.86 million for the same period of last year. Our net loss from continuing operations, including both hog farming and retail was $1.78 million for the third quarter of 2016, compared to net income from continuing operations of $1.10 million for the same period of last year, reflecting the financial impact from the disposal of hog farms in 2015 which limited our earning ability in 2016 as well as the impact of the floods in early July. Net loss from our discontinued operations, including both Hang-ao and OV Orange, was $1.05 million for the third quarter of 2016, compared to $0.25 million for the same period of last year.

After the deduction of non-controlling interests, net loss attributable to common shareholders for the third quarter of 2016 was $2.71 million, or net loss of $0.35 per diluted share. This compared to net income attributable to common shareholders of $0.88 million, or net income of $0.10 per diluted share, for the same period of last year.

Nine Months Ended September 30, 2016 Financial Results

Revenues

	For the Nine Months Ended September 30,
($ thousands, except per share data)	2016	2015	% Change
Revenues	$26,511	$28,616	-7.4%
Hog farming	25,196	27,504	-8.4%
Retail	1,315	1,112	18.2%
Gross margin	19.4%	22.5%	-3.1%
Operating margin	8.0%	8.7%	-0.7%
Net income(Loss)	(2,502)	1,565	NM
Net income from Continuing operations	570	1,707	-66.6%
Gain(loss) from operations of discontinued component	(3,072)	(142)	NM
Net income for common shareholders	2,134	1,554	NM
Earnings (loss) per share	(0.31)	0.19	NM
Continuing operations	0.07	0.21	-66.4%
Discontinued components	(0.38)	(0.02)	NM

Revenues for the nine months ended September 30, 2016 decreased by $2.10 million, or 7.4%, to $26.51 million from $28.62 million for the same period of last year. The decrease in revenues reflected the shrinkage in our business as a result of the sale of two hog farms in the third quarter of 2015 and inventory losses from the July flood damage and was partially offset by an increase in the average selling prices for black and regular market hogs.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $2.31 million, or 8.4%, to $25.20 million for the nine months ended September 30, 2016 from $27.50 million for the same period of last year. The Company sold a total of 99,446 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $253 per hog during the nine months ended September 30, 2016, compared to 122,851 hogs sold and a blended average selling price of $224 per hog for the same period of last year.

	For the Nine Months Ended September 30,
	2016			2015
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	12,096	$251	$3,042	20,452	$270	$5,514
Market hogs- regular hogs	46,119	227	10,458	58,829	209	12,314
Market hogs- black hogs	41,231	284	11,697	43,570	222	9,676
Total Hog Farming	99,446	253	25,197	122,851	224	27,504

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	276,142	$5	$1,315	238,282	$5	$1,112

Revenues for the nine months ended September 30, 2016 from regular breeder hog sales decreased by 44.8% to $3.04 million with the number of regular breeder hogs sold decreasing by 40.9% to 12,096 hogs and the average selling price of regular breeder hogs decreasing by 6.7% to $251 per hog. Revenues for the nine months ended September 30, 2016 from regular market hog sales decreased by 15.1% to $10.46 million as the number of regular market hogs sold decreased by 21.6% to 46,119 hogs while the average selling price of regular market hogs increased by 8.3% to $227 per hog. Revenues for the nine months ended September 30, 2016 from black market hogs increased by 20.9% to $11.70 million with the number of black hogs sold decreasing by 5.4% to 41,231 hogs and the average selling price of black hogs increasing by 27.7% to $284 per hog.

We sold 276,142 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $1.32 million for the nine months ended September 30, 2016. This compares to 238,282 kilograms sold at approximately $5 per kilogram and revenues of $1.11 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $13.01 million in revenues from our black hog program for the nine months ended September 30, 2016, compared to $10.79 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months and nine months ended September 30, 2016 and 2015 based on the Company's decision to focus on the hog industry and sell both subsidiaries in the near future. OV Orange was sold on December 29, 2015. We have not found a buyer for Hang-ao as of today.

Gross profit

Cost of goods sold decreased by $0.81 million, or 3.7%, to $21.37 million for the nine months ended September 30, 2016 from $22.18 million for the same period of last year. The decrease in cost of goods sold primarily results from a reduction in costs in our Hog Farming segment as a result of a reduction in the purchase prices for our feeds and the sale of two of our farms in the third quarter of 2015. Cost of goods sold for hog farming decreased by $0.97 million, or 4.5%, to $20.38 million for the nine months ended September 30, 2016 from $21.35 million for the same period of last year. Cost of goods sold for retail increased by $0.16 million, or 19.3%, to $0.99 million for the nine months ended September 30, 2016 from $0.83 million for the same period of last year.

Overall gross profit decreased by $1.29 million, or 20.1%, to $5.14 million for the nine months ended September 30, 2016 from $6.43 million for the same period of last year. This decrease in our gross profit reflected the reduction in our business as a result of the disposal of hog farms in 2015 and the flood damage in July 2016.

Gross profits for hog farming and retail were $4.82 million and $0.32 million, respectively, for the nine months ended September 30, 2016, compared to $6.15 million and $0.28 million, respectively, for the same period of last year.

Overall gross margin was 19.4%, with gross margins for hog farming and retail of 19.1% and 24.4%, respectively, for the nine months ended September 30, 2016. This compared to overall gross margin of 22.5%, and gross margins for hog farming and retail of 22.4% and 25.1%, respectively, for the same period of last year.

Operating income(loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.92 million, or 23.2%, to $3.02 million for the nine months ended September 30, 2016 from $3.94 million for the same period of last year. The decrease was primarily the result of a cancelation of stock grants to key employees which generated non-cash compensation expense of $0.36 million in the 2015 period and a decrease in our depreciation expense as a result of the disposal of two hog farms in 2015.

Operating income decreased by $0.38 million, or 15.2%, to $2.11 million for the nine months ended September 30, 2016 from $2.49 million for the same period of last year. Operating margin for the nine months ended September 30, 2016 was 8.0%, compared to operating margin of 8.7% for the same period of last year.

Net income(loss)

Net loss was $2.50 million for the nine months ended September 30, 2016 primarily as a result of $1.70 million in booked expenses related to the floods in early July, compared to net income of $1.56 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, decreased by $1.14 million, or 66.6%, to $0.57 million for the nine months ended September 30, 2016 from $1.71 million for the same period of last year. This decrease was mainly due to the booked losses related to the floods in early July this year. Net loss from the operations of our discontinued operations, Hang-ao and OV Orange, was $3.07 million for the nine months ended September 30, 2016, compared to $0.14 million for the same period of last year.

After the deduction of non-controlling interests, net loss attributable to common shareholders for the nine months ended September 30, 2016 was $2.13 million, or net loss of $0.31 per diluted share. This compared to net income attributable to common shareholders of $1.55 million, $0.19 per diluted share, for the same period of last year.

Financial Condition

As of September 30, 2016, the Company had cash and cash equivalents of $54.72 million, compared to $49.66 million at the end of 2015. Working capital as of September 30, 2016 was $59.60 million as compared to $63.98 million at December 31, 2015. Net cash provided by operating activities was $9.99 million for the nine months ended September 30, 2016, compared to $13.68 million for the same period of last year. Net cash used in investing activities was $3.10 million for the nine months ended September 30, 2016, primarily for purchases of new equipment for our hog farms. This compared to net cash provided by investing activities of $2.78 million for the same period of last year, mostly generated by our discontinued operations. Net cash used in financing activities was $0.30 million for the nine months ended September 30, 2016, compared to $4.14 million used in financing activities for the same period of last year.

Company Update

On September 28, 2016, the Company announced that it received notice from The Nasdaq Stock Market LLC that it has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) (the "Rule"), which requires that the closing bid price per share of a listed company be at least $1.00 per share.

On September 8, 2016, the Company announced a one (1) -for- four (4) reverse stock split of its authorized and issued and outstanding shares of common stock. The Reverse Split was effective and the Common Stock began trading on the Nasdaq Capital Market on a split-adjusted basis at the market opening on September 9, 2016. The Company's Common Stock continues to trade on Nasdaq under the symbol "ABAC" but with a new CUSIP number G0404E 112.

On August 25, 2016, the Company announced that it had signed a sales agreement with Wuhan Fengyu Agricultural Development Co., Ltd.  to sell the Company's Tianli-Xiduhei™ black hog pork products through Fengyu's online stores on Taobao.com, Meituan.com and the mobile app platform Wechat. The Agreement has a one-year term, effective August 24, 2016, and can be automatically extended for successive one-year periods.

On August 22, 2016, the Company announced that it had signed a sales agreement with Shangzhi Xiaop (Dalian) E-Commerce Co., Ltd. o sell the Company's Tianli-Xiduhei™ black hog pork products through Xiaop's group-buying web portal www.ixiaop.com (the "Ixiaop.com"). The Agreement has a one-year term, effective as of August 19, 2016, and can be automatically extended for successive one-year periods.

On July 19, 2016, the Company announced it had entered into a Letter of Intent to acquire a majority stake in Hannan Chengmai Zaohuaxiang Hog Industry Co., Ltd, a high-end specialty black hog farm operator based in Hainan Province with annual production capacity of 30,000 hogs. We decided not to go forward with the acquisition due to the unsatisfactory results of our due diligence investigation.

On July 12, 2016, the Company announced that its hog farms in Wuhan City and some of the independently operated black hog farms in Enshi Prefecture were damaged in early July as torrential rains caused devastating flooding in southern China with Wuhan City being one of the hardest hit areas.

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its third quarter of 2016 financial results at 8:00 a.m. ET on November 11, 2016, which is 9:00 p.m. in Beijing on November 11, 2016. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call
Date:	Friday, November 11, 2016
Time:	8:00 am ET, U.S.
U.S. Dial-in:	+1 877-870-4263
International Dial-in:	+1 412-317-0790
Conference ID:	Aoxin Tianli / ABAC
Webcast Link:	http://mms.prnasia.com/ABAC/20161111/default.aspx

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through November 18, 2016. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10096415.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$54,721,497	$49,656,897
Accounts receivable, net	185,945	292,684
Inventories, net	5,883,864	5,656,165
Advances to suppliers, net	1,595,044	7,823,138
Prepaid expenses	244,792	816,646
Other receivables, net	305,462	312,161
Restricted cash	-	9,242,571
Assets from discontinued operations	4,856,785	7,926,437
Total Current Assets	67,793,389	81,726,699

Long-term prepaid expenses, net	1,272,894	1,389,144
Plant and equipment, net	22,578,024	23,410,803
Biological assets, net	1,850,638	1,580,847
Intangible assets, net	2,573,787	2,802,948

Total Assets	$96,068,732	$110,910,441

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,698,562	$-
Bank acceptance notes payable	-	12,323,428
Accounts payable and accrued payables	44,328	19,655
Other payables	3,084,787	3,041,085
Liabilities from discontinued operations	2,368,976	2,359,696
Total Current Liabilities	8,196,653	17,743,864

Stockholders' Equity:
Common stock ($0.004 par value, 25,000,000 shares authorized, 7,988,245 shares issued and outstanding as of September 30, 2016 and 8,300,995 shares issued and 8,295,995 shares outstanding as of December 31, 2015)	31,952	33,183
Additional paid in capital	61,395,561	61,743,410
Statutory surplus reserves	2,457,180	2,457,180
Retained earnings	26,461,620	28,595,306
Accumulated other comprehensive income	(3,481,997)	(1,018,861)
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	86,864,316	91,810,218
Noncontrolling interest	1,007,763	1,356,359
Total Stockholders' Equity	87,872,079	93,166,577
Total Liabilities and Stockholders' Equity	$96,068,732	$110,910,441

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$7,841,371	$9,176,510	$26,511,428	$28,616,426
Cost of goods sold	6,983,613	6,323,915	21,374,328	22,184,523
Gross profit	857,758	2,852,595	5,137,100	6,431,903

Operating expenses:
General and administrative expenses	843,205	849,481	2,701,269	3,422,050
Selling expenses	104,702	156,613	322,893	517,785
Total operating expenses	947,907	1,006,094	3,024,162	3,939,835

Income (loss) from operations	(90,149)	1,846,501	2,112,938	2,492,068

Other income (expense):
Interest income	1,422	36,545	142,871	61,784
Subsidy income	-	3,571	-	3,571
Loss from disposal of farms	-	(787,964)	-	(787,964)
Gain from disposal of construction in progress	-	4,302	-	4,302
Flood damange	(1,695,338)	-	(1,695,338)	-
Other income (expense), net	1,005	521	9,670	(66,418)
Total other income (expense)	(1,692,911)	(743,025)	(1,542,797)	(784,725)

Income (loss) before income taxes	(1,783,060)	1,103,476	570,141	1,707,343

Income taxes	-	-	-	-
Net income (loss) from continuing operations	(1,783,060)	1,103,476	570,141	1,707,343

Discontinued operations:
Loss from operations of discontinued component, net of taxes	(1,050,327)	(246,229)	(3,072,531)	(142,551)

Net income (Loss)	(2,833,387)	857,247	(2,502,390)	1,564,792
Net loss (gain) attributable to noncontrolling interest	126,040	17,757	368,704	(10,337)
Net gain (loss) attributable to Aoxin Tianli Group Inc. common stockholders	(2,707,347)	875,004	(2,133,686)	1,554,455

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	(327,849)	(4,149,568)	(2,463,136)	(3,199,044)

Comprehensive loss	$(3,035,196)	$(3,274,564)	$(4,596,822)	$(1,644,589)

Earnings (losses) per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	7,988,245	8,295,995	8,085,717	8,138,495

Continuing operations - Basic & diluted	$(0.22)	$0.13	$0.07	$0.21
Discontinued operations - Basic & diluted	$(0.13)	$(0.03)	$(0.38)	$(0.02)

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$570,141	$1,707,343
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,038,110	2,302,022
Amortization of prepaid expenses	397,752	237,000
Amortization of long-term prepaid expenses	80,878	940,627
Bad debt expense	-	116,092
Recovery gain from inventory valuation	-	(85,212)
Loss from farm shutdown	-	11,970
Fire damage	22,319	-
Flood damange	1,695,338	-
Destructured inventories from floods	504,278	-
Destructured biological assets from floods	164,837	-
Loss from disposal of farms	-	787,964
Gain from disposal of construction in progress	-	(4,302)
Loss from disposal of biological assets	530,366	167,468
Changes in operating assets and liabilities:
Accounts receivable	100,259	(918,900)
Inventories	3,959,585	6,166,827
Advances to suppliers	-	510,212
Prepaid expenses	(188,329)	(117,028)
Other receivables	(1,679)	(258,283)
Long-term prepaid expenses	(725)	-
Accounts payable and accrued payables	37,544	(2,978)
Advances from customers	-	(44,997)
Other payables	70,671	(81,788)
Total adjustments	9,411,204	9,726,694
Net cash provided by operating activities from continuing operations	9,981,345	11,434,037
Net cash provided by operating activities from discontinued operations	6,401	2,242,816
Net cash provided by operating activities	9,987,746	13,676,853

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of construction in progress	-	4,302
Proceeds from disposal of farms	-	1,217,414
Purchase of biological assets	(106,379)	(49,894)
Purchase of plant and equipment	(2,988,644)	(2,772)
Net cash provided by (used in) investing activities from continuing operations	(3,095,023)	1,169,050
Net cash provided by investing activities from discontinued operations	-	1,611,151
Net cash provided by (used in) investing activities	(3,095,023)	2,780,201

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from (deposited to) banks	9,118,236	(3,246,437)
Due to (from) related party	-	57,814
Proceeds from short-term loans	2,735,471	-
Repayment of short-term loans	(12,157,648)	(2,402,363)
Net cash used in financing activities from continuing operations	(303,941)	(5,590,986)
Net cash provided by financing activities from discontinued operations	-	1,452,645
Net cash used in financing activities	(303,941)	(4,138,341)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,524,182)	(1,559,952)

NET INCREASE IN CASH	5,064,600	10,758,761

CASH, BEGINNING OF PERIOD	49,656,897	39,123,869

CASH, END OF PERIOD	$54,721,497	$49,882,630

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$38,626	$50,542
Income tax paid	$-	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Prepayments for raw material purchases made with bank acceptance notes	$-	$6,492,874
Shares issued to employees	$-	$1,433,700
Inventories received from prior year prepayments	$6,101,038	$-
Inventories transferred to biological assets	$1,230,592	$-
Cancelation of shares related to Hang-ao acquisition	$1,047	$-
Cancelation of shares related to employees' compensation	$361,080	$-